Exhibit 10.14

Wausau Paper Corp.

2007 Equity Incentive Compensation Plan

An individual officer’s grant at each tier will vest upon the Company’s achievement of targeted levels of return on capital employed for such tier and, with respect to the restricted stock units, the satisfaction of minimum service criteria.  The maximum potential award for the CEO, CFO, and each of the named executive officers is the cumulative award payable under each of Tiers I, II, and III.

Tier I	Tier II	Tier III
Restricted stock units equal	Options (100 shares	Options (100 shares
to 12% of base salary(1)	per $2,000 base salary)(2)	per $2,000 base salary)(2)

(1) Number of shares determined by closing price of Company stock ($14.99) on last business day preceding grant as markets were closed on date of grant.

(2) Exercise price of $14.99 per share (closing price of Company stock on last business day preceding grant as markets were closed on date of grant).